CERTIFICATE OF INCORPORATION
OF
CABLE & CO. (USA), INC.
(A Stock Corporation)

The undersigned, in order to form a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

FIRST:                       The name of the corporation is:

CABLE & CO. (USA), INC.

SECOND:                                 The Registered Office of this corporation in the State of Delaware is to be located at 15 East North Street, Dover, Delaware 19901, in the County of Kent.

The Registered Agent in charge thereof is Vanguard Corporate Services, Ltd.

THIRD:                       The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                                 The total number of shares which the corporation is authorized to issue is One Thousand Five Hundred (1,500), all of which shall be without par value.

FIFTH:                       The name and address of the incorporator are as follows:

Name	Address
Fred Larison	309 Hamilton Street Albany, New York 12210

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 8th day of November, 1994.

  /s/ Fred Larison
Fred Larison, Incorporator

STAM1-851908-1A

CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF INCORPORATION BEFORE PAYMENT OF
ANY PART OF THE CAPITAL

OF

CABLE & CO. (USA), INC.

It is hereby certified that:

1.            The name of the corporation (hereinafter called the “Corporation”) is

CABLE & CO. (USA), INC.

2.            The Corporation has not received any payment for any of its stock.

3.            The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“The name of the Corporation is CABLE & CO WORLDWIDE, INC.”

4.            The amendment of the certificate of incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

Signed on December 19, 1994

   /s/ Alan Kandall
Alan Kandall, Director

  /s/ David Albahari
David Albahari, Director

RESTATED CERTIFICATE OF INCORPORATION
OF
CABLE & CO WORLDWIDE, INC.

Pursuant to the provisions of Section 241 and Section 245 of the General Corporation Law of the State of Delaware. the undersigned being the duly elected directors of the Corporation, as hereinafter defined, hereby certify as follows:

1.	The name of the corporation is Cable & Co Worldwide, Inc. (the “Corporation”). The name under which the Corporation was formed is Cable & Co. (USA), Inc.

2.	The Corporation has not received any payment for any of its stock.

3.	The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State on November 10, 1994 and amended on December 22, 1994.

4.	The Certificate of Incorporation, as heretofore amended is hereby amended or changed as follows to effect one or more of the amendments or changes authorized by the Delaware General Corporation Law:

(a)	To change Article SECOND relating to the registered office and registered agent of the Corporation.

(b)	To add provisions, as set forth in Article THIRD, relating to the corporate purposes and activities of the Corporation.

(c)
To change Article FOURTH: (i) to increase the aggregate number of shares which the Corporation shall have authorized to issue by authorizing 198,500 additional shares, to change the Shares form no par value to par value $.01 per share, and to fix the number of the shares of each class; and (ii) to grant authority to the Board of Directors to establish and designate various series of preferred stock (the “Preferred Stock”) and fix the number of shares and relative rights, preferences and limitations as between series.

(d)	To add provisions, as set forth in Article FIFTH, relating to the rights of the holders of securities of the Corporation to purchase or receive securities of the Corporation.

(e)	To add provisions, as set forth in Article SIXTH, with respect to the amendment or repeal of the Corporation’s Bylaws.

(f)	To add provisions, as set forth in Article SEVENTH, relating to transactions between a director and the Corporation.

(g)	To add provisions, as set forth in Article EIGHTH, relating to a reorganization of the Corporation.

(h)	To add provisions, as set forth in Article NINTH, relating to the indemnification of directors of the Corporation.

(i)	To add provisions, as set forth in Article TENTH, relating to the personal liability of directors to the Corporation and its stockholders.

(j)	To add provisions, as set forth in Article ELEVENTH, relating to the amendment of the Certificate of Incorporation.

5.
To accomplish the foregoing amendments, Articles SECOND, THIRD, and FOURTH of the Certificate of Incorporation of the Corporation, relating to the registered office and agent of the Corporation, the corporate purposes and activities of the Corporation, the aggregate number of shares which the Corporation is authorized to issue, the par value thereof and the Classes into which the shares’ are divided, respectively, are hereby amended to read as set forth in the same numbered articles of the Certificate of Incorporation as hereinafter restated and new Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, and ELEVENTH, relating to the matters set forth in paragraph 2(d) through paragraph 2(j) above, are hereby added as set forth in the Certificate of Incorporation as hereinafter restated.

6.
The restatement of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

7.	The text of the Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read in full as follows:

FIRST:                       The name of the corporation Cable & Co. Worldwide, Inc. (the “Corporation”).

SECOND:                                  The address of the Corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:                       The purpose of the Corporation is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of Delaware, including but not limited to the wholesale and retail sale of footwear and apparel.

FOURTH:                                  The total number of shares of stock which the Corporation shall have authority to issue is two hundred thousand (200,000) which shall consist of (i) one hundred twenty thousand (120,000) shares of common stock, $.01 par value per share (the “Common Stock”), and (ii) eighty thousand (80,000) shares of preferred stock, $.01 par value per share (the “Preferred Stock”).

PART A
COMMON STOCK

l.            Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment,

2.            Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the General Corporation Law of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

3.            Each holder of shares of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in the Corporation’s Certificate of Incorporation, as it may be amended, or any resolutions adopted by the Board of Directors pursuant thereto, with respect to the Preferred Stock.

PART B
PREFERRED STOCK

Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Preferred Stock and in connection therewith to fix by resolution providing for the issue of such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

Without limiting the generality of the foregoing paragraph, the authority of the Board of Directors with respect to each series of Preferred Stock shall include, without limitation, the determination of any of the following matters:

a.            the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

b.            the rights of holders of shares of such series to receive dividends thereon and the dividend rates, the conditions and time of payment of dividends, the extent to which dividends are payable in preference to, or in any other relation to, dividends payable on any other class or series of stock, and whether such dividends shall be cumulative or noncumulative;

c.            the terms and provisions governing the redemption of shares of such series, if such shares are to be redeemable;

d.            the terms and provisions governing the operation of retirement or sinking funds, if any;

e.            the voting power of such series, whether full, limited or none;

f.            the rights of holders of shares of such series upon the liquidation, dissolution or winding up of, or upon distribution of the assets of, the Corporation;

g.            the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, any other class of stock, or of any series thereof, and the prices or rates for such conversions or exchanges, and any adjustments thereto; and

h.            any other preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock as to any of such matters.

FIFTH:                       No owner or holder of a security of the Corporation shall be entitled as a matter of right to purchase or receive any security of the Corporation now or hereafter authorized except as and to the extent that the Board of Directors in its absolute discretion may determine. Any security of the Corporation may be disposed of by the Corporation to such persons and upon such terms as may be specified by the Board or Directors or as may be specified pursuant to authority granted by the Board of Directors. The word “security” means a share of any class, any evidence of indebtedness, any right to purchase or receive any such share or evidence of indebtedness or any instrument convertible into or containing a right to purchase or receive any such share or evidence of indebtedness, or, without limiting the generality of the foregoing, any instrument commonly known at the time as a “security.”

SIXTH:                       In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, provided that any By-Laws made, altered, amended or repealed by the Board of Directors may be altered, amended or repealed, and any By-Laws may be made, by the stockholders of the Corporation.

SEVENTH:                                  A director of the Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him from or through any transaction or contract of the Corporation by reason of the fact that he, or any firm of which he is a member or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

EIGHTH:                                  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:                       The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time and Supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred, to in or covered by said sections, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to acts in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH:                       The directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ELEVENTH:                                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Space intentionally left blank. Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by the undersigned and are true and correct.

Date: February 14, 1995

  /s/ Alan Kandall
Alan Kandall, Director

  /s/ David Albahari
David Albahari, Director

CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS,
PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF, WHICH
HAVE NOT PEEN SET FORTH IN THE CERTIFICATE OF
INCORPORATION OR IN ANY AMENDMENT THERETO, OF THE

SERIES A
PREFERRED STOCK
OF
CABLE & CO. WORLDWIDE, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
_________________________________

We, the undersigned, being all the directors of Cable & Co. Worldwide, Inc., a Delaware corporation (the “Corporation”), DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting of the Board dated February 14, 1995:

“RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors hereby authorizes the designation of a separate series of preferred stock, par value $.01 per share, of the Corporation, and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations or restrictions thereof, as follows:

1.            Designation and Amount.  The shares of the said preferred stock created by this Resolution shall be designated “Series A Preferred Stock” (hereinafter the “Preferred Stock”), and the number of shares which may be issued shall initially be eighty thousand (80,000) shares.

2.            Dividends.  Holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available therefor and as and when declared by the Board of Directors, cash dividends at the rate of $1.38 per share per annum, payable quarterly, within 30 days of the close of each quarter of the Corporation’s fiscal year, commencing with the quarter ending March 31, 1995. Such dividends shall be cumulative (whether or not in any quarterly dividend period there shall be funds of the Corporation legally available for the payment of such dividends), from the date of original issuance. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

Dividends payable on the Preferred Stock for each full quarterly dividend period shall be computed by dividing the annual rate by four. Dividends payable on the Preferred Stock for any period less than a full quarterly dividend period, and for the initial dividend period, shall be computed on the basis of a 360 day year of four 90 day periods and the actual number of days elapsed in the period for which payable, including the date of payment.

So long as any of the Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the common stock of the Corporation (the “Common Stock”) or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Preferred Stock (the “Junior Stock”), or make any payment on account of or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock (except for any shares held by employees of the Corporation which are purchased in accordance with employee stock option or similar plans and contractual obligations under employment agreements of the Corporation), or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than Junior Stock (such dividends, payments, setting apart and distributions being herein called “Junior Stock Payments”), unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Preferred Stock, at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment.

In addition, as long as any Preferred Stock shall be outstanding, the Corporation shall not purchase, redeem or otherwise acquire any shares of any Junior Stock (except in connection with a reclassification or exchange of any Junior Stock or the purchase, redemption or other acquisition of Junior Stock with proceeds of a reasonably contemporaneous sale of Junior Stock), nor shall any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless there shall be no arrearages in dividends on the Preferred Stock for any past quarterly dividend period.

For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

(1)            prior to the shares of the Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of the Preferred Stock;

(2)            on a parity with shares of the Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Preferred Stock; and

(3)            junior to shares of the Preferred Stock, either as to dividends or upon liquidation, if such class shall be common stock or if the holders of shares of the Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

3.            Redemption.

(a)             At the option of the Corporation, at any time commencing on the earliest of (i) one year from the date of issuance of the Preferred Stock; or (ii) an initial public offering of the Corporation’s securities (the “Public Offering”); or (iii) upon the merger or consolidation of any other corporation into or with the Corporation; or (iv) a sale of all or substantially all of the corporation’s assets, the Corporation may redeem the whole or any part of the outstanding Preferred Stock.

(i)            Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date (the “Corporate Redemption Date”) to each holder of record of shares of the Preferred Stock to be redeemed at the address shown on the books of the Corporation (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as the holder to whom the Corporation has failed to mail such notice or except as to the holder whose notice was defective). Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock to be redeemed and, if leas than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Stock Portion of the Redemption Price, as defined below ; (4) the Cash Portion of the Redemption Price, as defined below; (S) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (6) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(ii)            On or after the Corporate Redemption Date, each holder of shares of Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares to the Corporation (duly and properly endorsed) at the place designated in such notice and thereupon such shares shall be redeemed and the Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof.

(iii)            Any shares of Preferred Stock redeemed by the Corporation shall be retired and shall not be reissued and the Corporation may from time to time take such corporate action as may be necessary or appropriate to reduce the number of authorized shares of Preferred Stock accordingly. If less than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be so redeemed shall be determined pro rata. A new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. From and after the Corporate Redemption Date, unless default shall be made by the Corporation in providing for the payment of the Redemption Price, all dividends upon the Preferred Stock thereby called for redemption shall cease to accumulate and all rights of the holders thereof as holders of Preferred Stock of the Corporation, except the right to receive the Redemption Price (but without interest thereon), shall cease and terminate. The Corporation shall deposit the amount required for the payment of any part of the Redemption Price not claimed on the Corporate Redemption Date with any state-or federally-chartered bank having capital and surplus of not less than $100,000,000. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of the Preferred Stock at the end of two years after the Corporate Redemption Date shall be paid by such bank or savings and loan association to the Corporation upon the demand of the Corporation, and thereupon such bank or savings and loan association shall be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment thereof (subject to any applicable escheat or similar laws). In order to facilitate the redemption of any shares of Preferred Stock that may be chosen for redemption as provided herein, the Board of Directors shall be authorized to cause the Corporation’s transfer books to be closed as to such shares at any time prior to the Corporate Redemption Date.

(b)             Commencing five (5) years from the date of the issuance of the Preferred Stock, the holder of any shares of Preferred Stock shall have the right to require the Corporation to redeem all or any part of the holder’s shares of Preferred Stock. The holder shall exercise such right by surrender of the certificates representing the shares of Preferred Stock so to be redeemed, in the manner provided in Section 3(b)(i) hereof. The price per share at which shares of Preferred Stock shall be redeemed shall be the Redemption Price, as defined in Section 3(c).

(i)            The holder of any shares of Preferred Stock may exercise the redemption right pursuant to Section 3(b) hereof as to any part thereof by delivering to the Corporation during regular business hours; at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be redeemed, duly endorsed or assigned in blank or to the Corporation (if so required by the corporation), accompanied by written notice stating that the holder elects to have such shares redeemed by the Corporation and stating the name or names (with address or addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Redemption shall be deemed to have been effected on the date when the aforesaid delivery is made (the “Holder Redemption Date”). As promptly as practicable thereafter, the Corporation shall (i) issue and deliver to or upon the written order of such holder, to the place designated by such holder the Redemption Price, as defined in section 3(c). Upon redemption of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock to be redeemed, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for redemption, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unredeemed portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on and all other rights relating to the shares of Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unredeemed shares had not been surrendered for redemption.

(c)             The Corporation shall redeem the Preferred Stock by (i) paying in cash therefor to the holders of such shares as are redeemed $11.54 per share, plus accrued and unpaid dividends to the applicable date of redemption, such dividends to be deemed to accrue daily for this purpose (the “Cash Portion of the Redemption Price”) and (ii) issuing to the holders of such shares four-tenths (.4) of a share of fully paid and non-assessable Common Stock for each share of Preferred Stock which is redeemed, subject to adjustment as set forth in Section 6 hereof (the “Stock Portion of the Redemption Price). The Cash Portion of the Redemption Price and the Stock Portion of the Redemption Price are collectively, sometimes referred to as the “Redemption Price”.

(d)             The person in whose names the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Corporate Redemption Date or Holder Redemption Date, as the case may be, unless the transfer books of the Corporation are closed on that date, in which event he or it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Redemption Price shall be that in effect on the applicable redemption date.

4.            Rights on Liquidation, Dissolution or Winding Up.

(a)             In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, the holders of shares of Preferred Stock then outstanding shall be entitled to receive, subject to the rights of any other class of stock which ranks senior to the Preferred Stock as to distribution of assets on liquidation, whether from capital, surplus or earnings, before any payment shall be made to the holders of the Common Stock or any stock ranking on liquidation junior to the Preferred Stock, the Redemption Price.

(b)             If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they each shall be entitled, as set forth in paragraph (a) above (such amount to be appropriately adjusted in the event of any stock dividend, stock split or combination or similar recapitalization of the Corporation’s capital stock), the holders of shares of Preferred Stock shall share in any such distribution of assets of the Corporation in proportion to the full preferential amounts to which they are entitled.

(c)             After payment shall have been made to the holders of shares of Preferred Stock of the full preferential amounts provided for in this Section 4, the holders of the Preferred Stock shall be entitled to no further participation in any distribution of assets of the Company.

(d)             Neither the merger nor the consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, conveyance, exchange or transfer or other disposition of all or substantially all the assets or business of the Corporation, nor the filing for bankruptcy by or against the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as such terms are used in this Section 4.

5.            Fractional Shares.  No fractional shares of Common stock or scrip shall be issued upon the redemption of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for redemption at any one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon redemption of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to $28.85 of a share of Common stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

6.            Adjustments.

(a)             The number of shares of Common Stock issuable to holders of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)            If, at any time after the issuance of the Preferred Stock, the number of shares of Common Stock issued and outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock or of those entitled to receive such stock dividend, subdivision or split-up, the Stock Portion of the Redemption Price shall be appropriately increased so that the number of shares of Common Stock issuable on the redemption of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii)            If, at any time after the issuance of the Preferred Stock, the number of shares of Common Stock issued and outstanding is decreased by a combination of the issued and outstanding shares of Common Stock, then, following the record date for such combination, the Stock Portion of the Redemption Price shall be appropriately decreased so that the number of shares of Common Stock issuable on the redemption of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii)            In the case, at any time after the issuance of the Preferred Stock; of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another entity (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock or of the sale or other disposition of all or substantially all the properties and assets of the Corporation to any other entity), each share of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 4 hereof) redeemable into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon the redemption of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 6(a)(iii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(iv)            All calculations under this Section 6(a) shall be made to the nearest cent or to the nearest 1/10 of a share, as the case may be.

(v)            In any case in which the provisions of this Section 6(a) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Preferred Stock redeemed after such record date, and before the occurrence of such event, the additional shares of capital stock issuable upon such redemption by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such redemption before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 5; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(b)             Whenever the Stock Portion of the Redemption Price shall be adjusted as provided in Section 6(a), the Corporation shall forthwith prepare a statement, signed by its chief financial officer showing in detail the facts requiring such adjustment and the Stock Portion of the Redemption Price that shall be in effect after such adjustment. The Corporation shall cause a copy of such statement to be sent by first-class certified mail, return, receipt requested, postage prepaid, to each holder of shares of Preferred Stock at his or its address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(c).

(c)             In the event the Corporation shall propose to take any action of the type described in clauses (i) or (ii) of Section 6(a), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in Section 6(b), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Stock Portion of the Redemption Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon redemption of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

7.            Payment of Taxes.  The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon the redemption of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

8.            Preservation of Shares.  The Corporation shall reserve, and at all times after the issuance of Preferred Stock shall keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the redemption of the shares of Preferred Stock, sufficient shares to provide for the redemption of all outstanding shares of Preferred Stock,

9.            Fully Paid and Non-assessable Common Stock.  All shares of Common Stock which may be issued in connection with the redemption provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto, and will not be subject to any sinking fund provision.

10.            Voting Rights.

(a)             Each share of Preferred Stock shall entitle the holder thereof to voting rights on a parity with holders of shares of Common Stock to the extent of one vote for each share of Preferred Stock.

(b)             Without the consent of the holders of at least two-thirds of the number of shares of Preferred Stock then outstanding, acting separately as a class, the Corporation shall not (i) create any series of preferred stock ranking prior to the Preferred Stock as to dividends or liquidation rights, or securities convertible into stock ranking prior to the Preferred Stock as to dividends or liquidation rights or (ii) amend, alter or repeal any of the preferences or rights of the holders of the Preferred Stock so as adversely to affect such preferences and rights.

IN WITNESS WHEREOF, this Certificate has been adopted and duly executed by at least a majority of the directors who have been duly elected and qualified of CABLE & CO. WORLDWIDE, INC., as of the 14th day of February 1995.
   /s/ Alan Kandall
Alan Kandall, Director

   /s/ David Albahari
David Albahari, Director

CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF THE INCORPORATION
OF
CABLE & CO. WORLDWIDE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned being the duly elected officers of the Corporation, as hereinafter defined, hereby certify as follows:

1.	The name of the corporation is Cable & Co. Worldwide, Inc. (the “Corporation”).

2.	The Certificate of incorporation of the Corporation was filed in the office of the Secretary of State on November 10, 1994, amended on December 22, 1994 and amended and restated on February 14, 1995.

3,
The Certificate of Amendment of Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by at least a majority of the outstanding stock of each class entitled to vote thereon.

4.	The Certificate of Incorporation, as heretofore amended, is hereby amended by striking out the first paragraph of Article Fourth and by substituting in lieu of said paragraph the following paragraph:

The total number of shares of stock which the Corporation shall have authority to issue is eleven million five hundred thousand (11,500,000) which shall consist of (i) ten million (10,000,000) shares of common stock, $.01 par value per share (the “Common Stock”), and (ii) one million five hundred thousand (1,500,000) shares of preferred stock, $.01 par value per share (the “Preferred Stock”).

IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by the undersigned and are true and correct.

Dated: January 26, 1996
     /s/ David Albahari
David Albahari, Chairman of the Board, President and Chief Executive Officer

     /s/ Alan Kandall
Alan Kandall, Executive Vice President, Chief Financial Officer and Treasurer

CERTIFICATE OF THE DESIGNATION, NUMBER, POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
QUALIFICATIONS, LIMITATIONS, RESTRICTIONS
AND OTHER DISTINGUISHING CHARACTERISTICS OF
SERIES B PREFERRED STOCK

OF

CABLE & CO. WORLDWIDE, INC.

It is hereby certified that:

I.            The name of the corporation (hereinafter called the “Corporation”) is CABLE & CO. WORLDWIDE, INC.

II.            The certificate of incorporation of the Corporation authorizes the issuance of 1,435,013 shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designations, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

III.            The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

RESOLVED, that Six Thousand Six Hundred Sixty-Six (6,666) of the 1,435,013 authorized shares of Preferred Stock of the Corporation shall be designated Series B Preferred Stock (the “Series B Preferred Stock”) and shall possess the rights and privileges set forth below:

A.            Par Value, Stated Value, Accretion Rate, Purchase Price and Certificates.

1.            Each share of Series B Preferred Stock shall have a par value of $.01, and a stated value (face amount) of One Thousand Dollars ($1,000.00) (the “Stated Value”), with an accretion rate of four percent (4%) per annum on the Stated Value as set forth herein.

2.            The Series B Preferred Stock shall be offered at a purchase price of Seven Hundred Fifty Dollars ($750.00) per share.

3.            Certificates representing the shares of Series B Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

B.            Dividends.

1.            The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock shall not be added to the receipt of dividends on the Series B Preferred Stock.

C.            Liquidation Preference.

1.            In the event of any liquidation, dissolution or winding up of the Corporation, , either voluntary or involuntary (a “Liquidation”), the holders of shares of the Series Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series B Preferred Stock, an amount per share equal to the sum of (i) the Stated Value and (ii) an amount equal to four percent (4%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since full payment for the shares of Series B Preferred Stock was deposited with the escrow agent for the offering of the Series B Preferred Stock.  If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series B Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series B Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series B Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series B Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series B Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders

2.            A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

D.            Conversion of Series B Preferred Stock

The holders of Series B Preferred Stock shall have the following conversion rights:

1.            Right to Convert.  Each share of Series B Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock (sometimes referred to herein as “Conversion Shares”).

2.            Mechanics of Conversion.  Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice (“Conversion Notice’) via telecopy (facsimile) to the Corporation. The original certificate or certificates representing the Series B Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is received by the Corporation shall be a “Notice Date.”

Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send to the holder, via telecopy (facsimile), a confirmation of receipt of the Conversion notice which shall specify that the conversion Notice has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to the conversion. The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series B Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series B Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original certificate(s) representing the shares of Series B Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after Notice Date, the Conversion Notice shall become null and void.

3.            Lost or Stolen Certificates.  Upon receipt by the Corporation of evidence of the loss, destruction, theft or mutilation of any Series B Preferred Stock certificates (the “Certificates’) and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series B Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series B Preferred Stock Certificates if the holder thereof contemporaneously requests the Corporation to convert such Series B Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series B Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

4.            Conversion Dates.  The shares of Series B Preferred Stock shall become convertible into shares of Common Stock at any time commencing forty-five (45) days after the date of issuance of the shares to be converted (referred to as a “Conversion Date”).

5.            Conversion Formula/Conversion Price.  Each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock in accordance with the following formula (the “Conversion Formula”):

[(.04) x (N/365) x (1.000)] + 1.000
Conversion Price
Where,

N =
the number of days between (i) the date that, in connection with the consummation of the initial purchase by holder of shares of Series B Preferred Stock from the Corporation, the escrow agent first had in its possession funds representing full payment for the shares of Series B Preferred Stock being converted, and (ii) the Notice Date.

Conversion
Price =	the lesser of (x) $2.50 or (y) the average Closing Bid Price of the Corporation’s Common Stock for the five (5) trading days immediately preceding the Notice Date.

For purposes hereof, the term “Closing Bid Price” shall mean the closing bid price on the Nasdaq SmallCap Stock Market, or if no longer traded thereon, the closing bid price on the principal national securities exchange on which the Common Stock is so traded.

6.            Automatic Conversion.  Each share of Series B Preferred Stock outstanding on October 31, 2000 automatically shall be converted into Common Stock on such date in accordance with the Conversion Formula and the Conversion Price then in effect, and October 31, 2000 shall be deemed to be the Notice Date with respect to such conversion.

7.            No Fractional Shares.  If any conversion of the Series B Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such frictional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, if the aggregate, shall be the next higher number of shares.

8.            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Sock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

9.            Adjustment to Conversion Price.

(a)            If, prior to the conversion of all shares of Series B Preferred Stock, the number of outstanding shares of Common Shack is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

(b)            If, prior to the conversion of all shares of Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, amortization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series B Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series B Preferred Stock, upon. the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such share of stock and for securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series B Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series B Preferred Stock may be entitled to purchase.

(c)            If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

E.            Voting.  Except as otherwise provided below or by the General Corporation Law of the State of Delaware, the holders of the Series B Preferred Stock shall have no voting Power whatsoever, and no holder of Series B Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

Notwithstanding the above, Corporation shall provide holders of the Series B Preferred Stock (“Holders”) with notification of any meeting of the shareholders regarding any major corporate events affecting the Corporation.  In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise require any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to the Holders, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

To the extent that, under Delaware law, the vote of the Holders, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under Delaware law) shall constitute the approval of such action by the class. To the extant that under Delaware law the Holders are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. The Holders also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s by-laws and applicable statutes.

F.            Protective Provisions.  So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written, consent, as provided by law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock;

(a)            alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock;

(b)            create any new class or series of stock or issue any capital stock senior to or having a preference over or parity with the Series B Preferred Stock with respect to dividends, payments upon Liquidation (as provided for in Section B of this Designation) or redemption, accept for a class of stock approved by J.P. Carey Enterprises, Inc., or increase the number of authorized shares of Series B Preferred Stock or change the Stated Value thereof;

(c)            do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1926, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

(d)            enter into a merger which the Corporation is not the surviving corporation; provided, however, that the provision of this subparagraph (d) shall not be applicable to any such merger if the authorized capital stock of the surviving corporation immediately after such merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this section if such class or series has been authorized by the Corporation immediately prior to such merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series B Preferred Stock) prior to such merger and continuing as an authorized class or series at the time thereof.

G.            Status of Converted Stock.  In the event any shares of Series B Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series B Preferred Stock.

H.            Taxes.  All shares of Common Stock issued upon conversion of Series B Preferred Stock will be validly issued, fully paid and nonassessable.  The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.  The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the holders of Preferred Stock against any withholding or similar tax in respect of such dividends.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of such series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions the General Corporation law of the State of Delaware.

Signed on October 23, 1996

CABLE & CO. WORLDWIDE, INC.

By: /s/ David Albahari
Title: President/CEO

Attest:

By:  /s/ Maitee C. Sielet
Title:  Secretary

[CORPORATE SEAL]

______________________________________________________

CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF THE INCORPORATION
OF
CABLE & CO. WORLDWIDE, INC.
______________________________________________________

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned being the duly elected officers of the Corporation, as hereinafter defined, hereby certify as follows:

1.	The name of the corporation is CABLE & CO. WORLDWIDE, INC. (the “Corporation”).

2.
The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State on November 10, 1994, amended on December 22, 1994, amended and restated on February 14, 1995 and amended on January 26, 1996.

3.
The Certificate of Amendment of Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by at least a majority of the outstanding stock of each class entitled to vote thereon.

4.	The Certificate of Incorporation, as heretofore amended, is hereby amended by striking out the first paragraph of Article Fourth and by substituting in lieu of said paragraph the following paragraph:

The total number of shares of stock which the Corporation shall have authority to issue is fifty one million five hundred thousand (51,500,000) which shall  consist of (i) fifty million (50,000,000) shares of common stock, par value $.01 per share (the “Common Stock”) amounting in the aggregate to five hundred sixty thousand dollars ($500,000) of stated capital, and (ii) one million five hundred thousand (1,500,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”), amounting in the aggregate to fifteen thousand hundred dollars ($15,000) of stated capital.

WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below and does hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by the undersigned and are true and correct.

Dated: June 10th , 1997

    /s/ Martin C. Licht
Martin C. Licht, Secretary

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

The corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.	The name of this corporation is Cable & Co Worldwide, Inc.

.

2.
Its registered office in the State of Delaware is located at ___________________ _25 Greystone Manor__ (street), City of __Lewes__________________ Zip Code ___19958_________ County of _____Sussex________ the name of its registered agent is  __Harvard Business Services, Inc. ______________
_______________________________________________________________.

3.	The date of filing of the original Certificate of Incorporation in Delaware was 11/10/1994 .

4.
The date when restoration, renewal, and revival of the charter of this company is to commence is the _____28th_______ day of ______February__________, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.
This corporation was duly organized and carried on the business authorized by its charter until the ___1st____ day of __________March_______ A.D. _1999_, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this ___9th___ day of ____November____ A.D. __2004__.

By: /s/ Randy Drew
Authorized Officer

Name: Randy Drew
Print or Type

Title: President

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CABLE & CO WORLDWIDE, INC.

Cable & Co Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is CABLE & CO WORLDWIDE, INC.

2.
The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on November 10, 1994, amended on December 22, 1994, amended and restated on February 14, 1995, amended on January 26, 1996 and amended on June 10, 1997.

3.
The Certificate of Amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by at least a majority of the outstanding stock of each class entitled to vote thereon.

4.	The Certificate of Incorporation, as heretofore amended, is hereby amended by striking out the first paragraph of Article Fourth and by substituting the following paragraph in lieu of said paragraph:

“The total number of shares of stock which the Corporation shall have authority to issue is two hundred fifty one million five hundred thousand (251,500,000) which shall consist of (i) two hundred fifty million (250,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) amounting in the aggregate to two million five hundred thousand dollars ($2,500,000) of stated capital, and (ii) one million five hundred thousand (1,500,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), amounting in the aggregate to fifteen thousand dollars ($15,000) of stated capital.”

IN WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below and does hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by the undersigned and are true and correct,

Dated: October _3rd, 2005

By:  /s/ Brian M. Levine
Name:  Brian M. Levine
Title: President

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Cable & Co Worldwide, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Cable & Co Worldwide, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH:” so that, as amended said Article shall be and read as follows:

“The amount of total authorized capital stock of the corporation shall be divided into 1,500,000,000 shares of common stock having a par value of $0.0001 each.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, said Cable & Co Worldwide Inc. has caused this certificate to be signed by an authorized officer, this ___30th___ day of __January___, 2006.

BY: /s/ Gary Stein
Signature

Name: Gary Stein
Please Print

Title: Vice President
Please Print